Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
     We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form SB-2 of our report (which contains an explanatory paragraph relating to VirnetX, Inc.’s ability to continue as a going concern as described in Note 2 to the financial statements) dated April 30, 2007, relating to the financial statements of VirnetX, Inc. as of December 31, 2005 and 2006 and for the period from August 2, 2005 (date of inception) to December 31, 2005 and the year ended 2006, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Burr, Pilger & Mayer LLP
Palo Alto, CA
October 10, 2007